Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 12, 2018, Post Holdings, Inc. (“Post” or the “Company”) completed its acquisition of Bob Evans Farms, Inc. (“Bob Evans” or “BOBE”), a producer of refrigerated potato, pasta and vegetable-based side dishes, pork sausage and a variety of refrigerated and frozen convenience food items. The Company paid each holder of Bob Evans common stock, other than holders who demanded appraisal under Delaware law, $77.00 per share, resulting in a payment at closing of $1,381.2 million (which, in addition to the amounts paid to Bob Evans stockholders, includes amounts paid to retire certain debt and other obligations of Bob Evans). The closing payment did not include any amounts due to former holders of approximately 4.35 million shares of Bob Evans common stock who demanded appraisal under Delaware law and had not withdrawn their demands. The Company estimates additional payments of $342.0 million will be made relating to the Bob Evans acquisition, which includes payments to former holders of Bob Evans common stock who have exercised appraisal rights, payments in connection with Bob Evans deferred compensation plans and payments to compensate Bob Evans employees due to the cancellation of their outstanding employee stock awards. The payment at closing was made using cash on hand and a portion of the proceeds from the Company's issuance of $1.0 billion principal value of 5.625% senior notes on December 1, 2017.
On July 3, 2017, Post, together with its newly organized subsidiary, Westminster Acquisition Limited, purchased all of the equity of Latimer Newco 2 Limited, a company registered in England and Wales (“Latimer”), and of Latimer’s direct and indirect subsidiaries, including Weetabix Limited (collectively “Weetabix”), from the shareholders of Latimer (the “Sellers”). Weetabix is a United Kingdom based packaged food company that primarily produces branded and private label ready-to-eat cereal and muesli products. The consolidated financial statements of Latimer include interests in the assets, liabilities, revenues and expenses attributable to Weetabix. Post paid the Sellers approximately £1,454.1 million, excluding £48.0 million of cash acquired (approximately $1,887.2 million, excluding $62.2 million of cash acquired) at closing to consummate the acquisition from the proceeds of its term loan borrowing of $1.0 billion on June 29, 2017 (“Term Loan”) under its existing Amended and Restated Credit Agreement and from cash on hand.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Post and the consolidated financial information of Bob Evans and Weetabix (collectively, the “Acquisitions”) and has been prepared to reflect the acquisition of Bob Evans as though it occurred on October 1, 2016 and the acquisition of Weetabix as though it occurred on October 1, 2015, including the related financings.
These statements are provided for informational purposes only, are not necessarily indicative of the operating results that would have been achieved had the Weetabix acquisition been completed as of October 1, 2015 and the Bob Evans acquisition been completed as of October 1, 2016 and do not intend to project the future financial results of Post after the Acquisitions. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Post’s financial condition would have been had the Bob Evans acquisition closed on December 31, 2017 or for any future or historical period. The unaudited pro forma condensed consolidated financial information is based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or benefits from the Acquisitions and synergies that may be derived.
Post’s fiscal year ends in September, while Bob Evans’ fiscal year historically ended in April and Weetabix’s fiscal year historically ended in December. As such, the unaudited condensed consolidated financial information included herein consisted of the following sets of financial information.
The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017, consolidates:

•	the unaudited condensed consolidated balance sheet for Post as of December 31, 2017; and

•	the unaudited consolidated balance sheet for Bob Evans as of October 27, 2017.
The full-year unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2017, consolidates:

•	the audited consolidated statement of operations of Post for the year ended September 30, 2017;

•	the unaudited statement of net income of Bob Evans for the twelve months ended July 28, 2017; and

•	the unaudited statement of operations of Weetabix for the nine months ended July 2, 2017.
The unaudited statement of operations of Bob Evans for the twelve months ended July 28, 2017, was derived from the audited statement of net income of Bob Evans for the fiscal year ended April 28, 2017, by removing the unaudited statement of net income for the three months ended July 29, 2016 and adding the unaudited statement of net income for the three months ended July 28, 2017.
Weetabix results for the three months ended December 31, 2016, which were included in the audited consolidated statement of operations for Weetabix’s fiscal year ended December 31, 2016, are included in the twelve months ended September 30, 2017 unaudited pro forma statement of operations, along with the unaudited statement of operations of Weetabix for the six months ended July 2, 2017. Weetabix results for the three months ended September 30, 2017, are included in Post’s historical results.

The interim unaudited pro forma condensed consolidated statement of operations for the three months ended December 31, 2017, consolidates:

•	the unaudited condensed consolidated statement of operations of Post for the three months ended December 31, 2017; and

•	the unaudited consolidated statement of net income of Bob Evans for the three months ended October 27, 2017.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•
Post’s Current Report on Form 8-K filed on January 12, 2018 with the United States Securities and Exchange Commission (the “SEC”), including exhibits thereto, which describes the Bob Evans acquisition;

•	Post’s Current Report on Form 8-K filed on July 3, 2017 with the SEC, including exhibits thereto, which describes the Weetabix acquisition;

•
unaudited interim financial statements of Post for the three months ended December 31, 2017, which are included in Post’s Quarterly Report on Form 10-Q for the three months ended December 31, 2017, as filed with the SEC;

•
audited financial statements of Post as of and for the year ended September 30, 2017, which are included in Post’s Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the SEC;

•
audited financial statements of Bob Evans as of and for the year ended April 28, 2017, which are included in Bob Evans’ Annual Report on Form 10-K for the year ended April 28, 2017, and incorporated by reference to this Amendment No. 1 to Form 8-K;

•
unaudited interim financial statements of Bob Evans for the three months ended July 28, 2017 and July 29, 2016, which are included in Bob Evans’ Quarterly Report on Form 10-Q for the three months ended July 28, 2017, as filed with the SEC;

•
unaudited interim financial statements of Bob Evans for the six months ended October 27, 2017, which are included in Bob Evans’ Quarterly Report on Form 10-Q for the six months ended October 27, 2017, and incorporated by reference to this Amendment No. 1 to Form 8-K; and

•
audited financial statements of Weetabix as of and for the year ended December 31, 2016, which are included as Exhibit 99.1 in Post's Amendment No. 1 to Form 8-K filed with the SEC on September 15, 2017.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2017
(in millions)

	Post Historical	BOBE Historical	Pro Forma Adjustments (A)		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$1,944.5	$1.4	$(1,743.9)	(a,b)	$202.0
Restricted cash	2.6	—	—		2.6
Receivables, net	468.3	57.0	8.5	(j)	533.8
Inventories	587.2	29.7	1.9	(c)	618.8
Prepaid expenses and other current assets	47.0	9.6	—		56.6
Total current assets	3,049.6	97.7	(1,733.5)		1,413.8
Property, net	1,678.4	163.4	36.0	(d)	1,877.8
Goodwill	4,039.2	99.8	808.1	(e)	4,947.1
Other intangible assets, net	3,316.6	35.2	755.8	(f)	4,107.6
Deferred income taxes	—	5.3	(5.3)	(j)	—
Other assets	196.0	25.2	4.9	(g)	226.1
Total assets	$12,279.8	$426.6	$(134.0)		$12,572.4
Liabilities and Shareholders' Equity
Current Liabilities
Current portion of long-term debt	$22.1	$1.6	$(1.6)	(h)	$22.1
Accounts payable	351.2	24.0	—		375.2
Other current liabilities	378.9	34.4	3.0	(i)	416.3
Total Current Liabilities	752.2	60.0	1.4		813.6
Long-term debt	7,512.6	125.0	(125.0)	(h)	7,512.6
Deferred income taxes	643.6	18.6	186.3	(j)	848.5
Other liabilities	331.0	49.3	(8.6)	(k)	371.7
Total Liabilities	9,239.4	252.9	54.1		9,546.4
Shareholders' Equity
Preferred stock	—	—	—		—
Common stock	0.7	0.4	(0.4)	(l)	0.7
Additional paid-in capital	3,565.6	258.0	(258.0)	(l)	3,565.6
(Accumulated deficit) retained earnings	(81.1)	775.6	(790.0)	(l)	(95.5)
Accumulated other comprehensive loss	(27.6)	—	—		(27.6)
Treasury stock	(427.2)	(860.3)	860.3	(l)	(427.2)
Total Shareholders' equity excluding noncontrolling interest	3,030.4	173.7	(188.1)		3,016.0
Noncontrolling interest	10.0	—	—		10.0
Total Shareholders' equity	3,040.4	173.7	(188.1)		3,026.0
Total Liabilities and Shareholders' equity	$12,279.8	$426.6	$(134.0)		$12,572.4
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2017
(in millions, except per share data)

	Post Historical	Weetabix Pro Forma (B)	BOBE Historical	BOBE Pro Forma Adjustments (A)		Pro Forma
Net Sales	$5,225.8	$389.1	$418.1	$(1.5)	(m)	$6,031.5
Cost of goods sold	3,651.7	219.1	276.3	7.7	(d,m,n)	4,154.8
Gross Profit	1,574.1	170.0	141.8	(9.2)		1,876.7
Selling, general and administrative expenses	867.4	78.5	92.6	(14.8)	(d,n,o)	1,023.7
Amortization of intangible assets	159.1	8.1	1.0	20.2	(f)	188.4
Impairment of goodwill and other intangible assets	26.5	—	—	—		26.5
Other operating expenses, net	0.8	—	15.3	(15.3)	(p)	0.8
Operating Profit	520.3	83.4	32.9	0.7		637.3
Interest expense, net	314.8	27.3	8.1	23.7	(q)	373.9
Loss on extinguishment of debt	222.9	—	—	—		222.9
Other income, net	(91.8)	—	—	15.3	(p)	(76.5)
Earnings From Continuing Operations Before Income Taxes	74.4	56.1	24.8	(38.3)		117.0
Income tax expense (benefit)	26.1	14.5	5.3	(14.6)	(j)	31.3
Net Earnings From Continuing Operations Including Noncontrolling Interest	48.3	41.6	19.5	(23.7)		85.7
Less: Net earnings from continuing operations attributable to noncontrolling interest	—	0.3	—	—		0.3
Net Earnings From Continuing Operations	48.3	41.3	19.5	(23.7)		85.4
Plus: Net earnings from discontinued operations, net of tax	—	—	104.8	(104.8)	(r)	—
Net Earnings	48.3	41.3	124.3	(128.5)		85.4
Preferred stock dividends	(13.5)	—	—	—		(13.5)
Net Earnings Available to Common Shareholders	$34.8	$41.3	$124.3	$(128.5)		$71.9

Earnings per Share:
Basic	$0.51					$1.06
Diluted	$0.50					$1.03

Weighted-average Shares Outstanding (in millions of shares):
Basic	67.8					67.8
Diluted	69.9					69.9
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.
.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended December 31, 2017
(in millions, except per share data)

	Post Historical	BOBE Historical	Pro Forma Adjustments (A)		Pro Forma
Net Sales	$1,433.1	$117.6	$(0.5)	(m)	$1,550.2
Cost of goods sold	981.4	82.9	2.3	(d,m,n)	1,066.6
Gross Profit	451.7	34.7	(2.8)		483.6
Selling, general and administrative expenses	245.7	31.2	(10.6)	(d,n,o)	266.3
Amortization of intangible assets	41.5	0.9	4.4	(f)	46.8
Operating Profit	164.5	2.6	3.4		170.5
Interest expense, net	90.5	1.0	5.2	(q)	96.7
Loss on extinguishment of debt	37.3	—	—		37.3
Other income, net	(2.7)	—	—		(2.7)
Earnings before Income Taxes	39.4	1.6	(1.8)		39.2
Income tax benefit	(255.8)	(0.7)	(5.2)	(j)	(261.7)
Net Earnings Including Noncontrolling Interest	295.2	2.3	3.4		300.9
Less: Net Earnings attributable to noncontrolling interest	0.3	—	—		0.3
Net Earnings	294.9	2.3	3.4		300.6
Preferred stock dividends	(3.4)	—	—		(3.4)
Net Earnings Available to Common Shareholders	$291.5	$2.3	$3.4		$297.2

Earnings per Share:
Basic	$4.42				$4.50
Diluted	$3.82				$3.89

Weighted-average Shares Outstanding (in millions of shares):
Basic	66.0				66.0
Diluted	77.3				77.3
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(dollars in millions, except per share data)

A. Bob Evans Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information presented here is based on the historical audited and unaudited consolidated financial statements of Post and Bob Evans. It is assumed the acquisition of Bob Evans was completed on October 1, 2016. The Company financed the acquisition of Bob Evans with cash on hand, which was partially derived with a portion of the proceeds from its issuance of $1.0 billion principal value of 5.625% senior notes issued on December 1, 2017. Pro forma adjustments related to the financing have been made in the unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2017 and for the three months ended December 31, 2017 to reflect the impact of the financing as if it had been completed on October 1, 2016.
Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the acquisition and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the acquisition as well as the related financing, and are factually supportable and expected to have a continuing impact on Post.
The acquisition of Bob Evans was accounted for as a business combination. Accordingly, the total purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. At this time, Post has not yet completed a detailed valuation analysis to determine the fair values of Bob Evans’ assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Post has not yet completed the due diligence necessary to identify all of the adjustments required to conform Bob Evans’ accounting policies to Post’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Bob Evans’ assets and liabilities, including but not limited to property, plant and equipment, tradenames, customer relationships and other intangible assets that could give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary valuation analysis has been performed and the final purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the acquisition of Bob Evans and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the acquisition.
Transaction Summary of Bob Evans
Post paid each holder of Bob Evans common stock, other than holders who demanded appraisal of their shares of common stock, $77.00 per share, resulting in a payment at closing of $1,381.2 (which, in addition to the amounts paid to Bob Evans stockholders, includes amounts paid to retire certain debt and other obligations of Bob Evans). The acquisition was completed on January 12, 2018. Post expects additional payments of $342.0 will be made relating to the acquisition, which includes payments to former holders of Bob Evans common stock who have exercised appraisal rights, payments in connection with Bob Evans deferred compensation plans and payments to compensate Bob Evans employees due to the cancellation of their outstanding employee stock awards. Below is a summary of the preliminary allocation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the acquisition of Bob Evans as of December 31, 2017:

Total consideration as of December 31, 2017 (includes closing consideration of $1.4 for Bob Evans cash on hand)	$1,723.2
Allocated to:
Historical net book value of Bob Evans (l)	$173.7
Transaction costs incurred by Bob Evans (b)	(3.0)
Preliminary valuation adjustment to inventories and write-off of spare parts and capitalized freight inventory (c)	1.9
Preliminary valuation adjustment to real and personal property and write-off of spare parts (d)	36.0
Residual adjustment to goodwill created by the business combination (e)	808.1
Preliminary valuation adjustment to identifiable intangible assets (f)	755.8
Funding of Bob Evans deferred compensation plan assets paid at closing (g)	6.3
Bob Evans debt, deferred financing fees and accrued interest retired at closing (g,h)	125.4
Bob Evans deferred compensation liability (k)	(18.9)
Bob Evans consideration owed to sellers of Pineland Farms Potato Company, Inc. paid at closing (k)	24.1
Deferred tax impact of preliminary valuation and purchase accounting adjustments and tax reform (j)	(191.6)
Other purchase accounting adjustments (i,j,k)	5.4
Total acquisition cost allocated	$1,723.2
Bob Evans Pro Forma Adjustments

(a)
After consideration of payments to former holders of Bob Evans common stock who have exercised appraisal rights, in connection with Bob Evans deferred compensation plans and to compensate Bob Evans employees due to the cancellation of their outstanding employee stock awards, Post estimates a pro forma use of $1,723.2 of cash on hand at closing to consummate the acquisition of Bob Evans on December 31, 2017.

(b)	Reflects certain transaction-related costs of $17.7 and $3.0 paid at the closing of the acquisition by Post and Bob Evans, respectively, which were not included in purchase price.
(c)
Reflects the adjustment of Bob Evans’ historical inventory to its preliminary estimated fair value and adjustments to write-off spare parts and freight capitalized in inventory in accordance with Post’s accounting policies.

(d)
Reflects the adjustment of Bob Evans’ property, plant and equipment to its preliminary estimated fair value and adjustments to write-off spare parts. For the purpose of determining pro forma depreciation expense to be recorded in the unaudited pro forma condensed consolidated statements of operations, the total estimated fair value of property, plant and equipment was assumed to have a weighted average useful life of approximately 10 years. The pro forma depreciation expense adjustments were ($5.1) and ($1.6) for the year ended September 30, 2017 and for the three months ended December 31, 2017, respectively, and were split between “Cost of goods sold” (“COGS”) and “Selling, general and administrative expenses” (“SG&A”).

(e)
Represents the goodwill resulting from purchase accounting after estimating the preliminary fair value of the identifiable assets acquired and liabilities assumed in the Bob Evans acquisition. See “Transaction Summary of Bob Evans” above.

(f)
Reflects the adjustment necessary to record Bob Evans’ identifiable intangible assets to their estimated fair value of $791.0, including $400.0 of indefinite-lived trademarks, $6.0 of definite-lived trademarks and $385.0 of customer relationships representing an increase to the historical net book value of record of Bob Evans’ intangible assets of $755.8. For the purpose of determining pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of operations, the total estimated fair value of identifiable intangible assets was assumed to have a weighted average useful life of 10 years for definite-lived trademarks, 20 years for retail customer relationships and 12 years for foodservice customer relationships.

(g)
Reflects the reversal of the book value of Bob Evans deferred financing fees of $1.4 included in “Other Assets” that were retired at the closing of the acquisition as well as a deferred compensation asset of $6.3 that resulted from a payment made by Post to Bob Evans at the closing of the acquisition. The cash was then transferred to the custodian of Bob Evans’ deferred compensation plan.

(h)	Reflects the reversal of Bob Evans’ book value of long-term debt, including the current portion, which were retired at the closing of the acquisition.
(i)
Represents the net impact of reversing of Bob Evans accrued interest and the current portion of historical deferred gains on sale leaseback transactions as well as recording transaction costs that were not reflected on the historical balance sheets of Post and Bob Evans.

(j)
Deferred income tax impacts related to Bob Evans purchase accounting adjustments as discussed in notes (c), (d), and (f) on the pro forma condensed consolidated balance sheet as a result of purchase accounting have been estimated using Bob Evans’ statutory tax rate of 25%. In addition, a benefit of $4.7 was recorded to “Deferred income tax” and “Income tax benefit” in the three months ended December 31, 2017 to remeasure Bob Evans' existing deferred tax assets and liabilities using the Bob Evans statutory rate of 25% in accordance with The Tax Cuts and Jobs Act enacted on December 22, 2017. An estimated income tax receivable adjustment for certain deductible accrued transaction costs was also recorded as discussed in notes (b) and (i) using the Post statutory rate of approximately 29%. Income tax expense (benefit) impacts related to Bob Evans' reduced depreciation and incremental amortization as well as the reversal of historical transaction costs and interest expense discussed in notes (d), (f), (o) and (q) have been estimated using the Post historical statutory tax rate of approximately 38% and 29% for the year ended September 30, 2017 and the three months ended December 31, 2017, respectively.

(k)
Represents the net impact of reversing the long-term portion of historical deferred gains on sale leaseback transactions and historical deferred rent as well as recording an additional Bob Evans’ deferred compensation liability of $18.9 due to the conversion of equity-settled deferred compensation into cash-settled deferred compensation as a result of the acquisition. In addition, the adjustment includes the reversal of contingent consideration owed by Bob Evans to the sellers of Pineland Farms Potato Company, Inc., which Bob Evans acquired on May 1, 2017. The liability of $24.1 was paid by Post at the closing of the acquisition of Bob Evans.

(l)
Bob Evans historical equity accounts, the total of which is equal to its net book value, were eliminated as a result of the acquisition. In addition, “(Accumulated deficit) retained earnings” has been adjusted to reflect certain transaction-related expenses, net of tax, as described in notes (b) and (i) above.

(m)	Represents the elimination of net sales and COGS to Bob Evans included in the Post historical results.
(n)
Bob Evans, in accordance with its historical accounting policies, recorded certain warehousing costs in COGS and certain freight costs in SG&A. In addition, Bob Evans capitalized certain freight and spare parts on its balance sheet. Post accounts for warehousing costs in SG&A and freight costs in COGS. Post expenses spare parts immediately into COGS. Net adjustments of $12.8 and $3.9 were made for the year ended September 30, 2017 and for the three months ended December 31, 2017, respectively, to classify Bob Evans’ freight and warehousing expenses and spare parts and capitalized freight in accordance with Post’s accounting policies.

(o)
The year ended September 30, 2017, reflects an adjustment of $0.8 to remove non-recurring transaction expenses recorded in Post's historical statement of operations, which are directly attributable to the acquisition. The three months ended December 31, 2017, reflects an adjustment of $1.0 and $5.9 to remove non-recurring transaction expenses recorded in the historical statement of operations of Post and the historical statement of net income of Bob Evans, respectively, which are directly attributable to the acquisition.

(p)	Reflects the reclassification of an impairment loss related to a loan receivable from “Other operating expenses, net” to “Other income, net” in accordance with Post’s accounting policies.
(q)
As discussed in “Bob Evans Basis of Pro Forma Presentation” above, the purchase consideration for the acquisition of Bob Evans was $1,723.2. For the purpose of calculating pro forma interest expense, it was assumed that $1,143.6 was funded using cash on hand at October 1, 2016 and $370.0 from the issuance of $1.0 billion principal value of 5.625% senior notes. The remaining $209.6 of purchase price was funded through debt not directly attributable to the transaction and interest expense on that debt was estimated using the Company's weighted average cost of debt of 4.8% and 4.9% at September 30, 2017 and December 31, 2017, respectively. Interest expense also included amortization of related debt issuance costs. An assumed 12.5 basis point increase or decrease in the weighted average interest rate would have resulted in an increase or decrease in “Interest expense, net” by approximately $0.7 and $0.2 for the year ended September 30, 2017 and for the three months ended December 31, 2017, respectively. In addition, Bob Evans’ historical interest expense was eliminated as a result of the Bob Evans debt retirement at the time of the closing of the acquisition.

(r)	Represents the removal of “Net earnings from discontinued operations, net of tax” as it is related to a business Post did not purchase.
B. Weetabix Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2017 presented here is based on the historical audited consolidated statement of operations of Post and the historical audited and unaudited consolidated statements of operations of Weetabix derived from the Weetabix historical accounting records. It is assumed that the acquisition of Weetabix was completed on October 1, 2015. The Company financed the acquisition of Weetabix with cash on hand which was principally derived from the proceeds from its Term Loan borrowing of $1.0 billion. Pro forma adjustments related to the financing have been made in the unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2017 to reflect the impact of the financing as if it had been completed on October 1, 2015.
The historical statement of operations of Weetabix was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and presented in British pounds sterling (“GBP”) and then translated from GBP to US dollars (“USD”) using the following historical exchange rate:

Average exchange rate for the nine months ended June 30, 2017:
GBP/USD	0.7978
Pro forma depreciation and amortization adjustments were made using Weetabix financial information (post-acquisition amounts) presented in GBP, Canadian Dollar (“CAD”), Euro (“EUR”), Kenyan Schilling (“KES”) and Chinese Yuan Renminbi (“CNY”) which were translated to USD using the following historical exchange rates as well as the rate shown above.

Average exchange rates for the nine months ended June 30, 2017:
CAD/USD	1.3345
EUR/USD	0.9247
KES/USD	102.7709
CNY/USD	6.8606

In addition, certain adjustments were made, as described in the notes herein, to convert Weetabix’s historical financial information from IFRS to US Generally Accepted Accounting Principles (“US GAAP”) and to align Weetabix’s accounting policies to the those applied by the Company.
Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statement of operations are based on items directly attributable to the acquisition of Weetabix as well as the related financing, and are factually supportable and expected to have a continuing impact on Post. Additionally, the unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the acquisition of Weetabix and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the acquisition.
Unaudited Pro Forma Condensed Consolidated Statement of Operations of Weetabix
For the Nine Months Ended June 30, 2017
(in millions)

	Weetabix IFRS Historical	Weetabix US GAAP Adjustments		Pro Forma Adjustments		Weetabix Pro Forma (k)
Net Sales	$388.7	$—		$0.4	(d)	$389.1
Cost of goods sold	212.7	(6.8)	(a)	13.2	(e,f)	219.1
Gross Profit	176.0	6.8		(12.8)		170.0
Selling, general and administrative expenses	128.7	(0.7)	(a)	(49.5)	(d,e,f,g)	78.5
Amortization of intangible assets	—	—		8.1	(h)	8.1
Operating Profit	47.3	7.5		28.6		83.4
Interest expense, net	57.8	(9.0)	(a,b)	(21.5)	(i)	27.3
(Loss) Earnings before Income Taxes	(10.5)	16.5		50.1		56.1
Income tax expense	1.3	3.2	(c)	10.0	(j)	14.5
Net (Loss) Earnings Including Noncontrolling Interest	(11.8)	13.3		40.1		41.6
Less: Net Earnings attributable to noncontrolling interest	0.3	—		—		0.3
Net (Loss) Earnings	(12.1)	13.3		40.1		41.3
Weetabix US GAAP Adjustments

(a)
Reflects a net pension adjustment of $4.7 which is split between COGS and SG&A. In addition, reflects a reclassification of net pension interest income from “Interest expense, net,” to COGS and SG&A of $2.8.

(b)	Reflects the reversal of debt issuance costs extinguished under IFRS in the Weetabix historical statement of operations for conversion into US GAAP.
(c)
Income tax expense impacts as a result of US GAAP adjustments have been estimated using a blended tax rate of approximately 20%, reflecting Weetabix's historical statutory rates of 20% and 19%, which were effective during the periods of October 1, 2016 through March 31, 2017 and April 1, 2017 through June 30, 2017, respectively.

Weetabix Pro Forma Adjustments

(d)
Historically, Weetabix recorded certain advertising expenses in “Net Sales.” Post accounts for these expenses in SG&A. Adjustments of $0.4 were made to classify Weetabix's advertising expenses in accordance with Post's accounting policies.

(e)
Historically, Weetabix recorded certain procurement costs in COGS and certain freight costs and royalty costs in SG&A. In addition, Weetabix capitalized certain spare parts into inventory on the balance sheet. Post accounts for procurement costs in SG&A and freight and royalty costs in COGS. Post expenses spare parts immediately into COGS. Net adjustments of $11.5 were made to classify Weetabix's procurement, freight and royalty expenses and spare parts in accordance with Post's accounting policies.

(f)
Reflects a pro forma depreciation expense adjustment of $2.3, split between COGS and SG&A. Pro forma depreciation expense was estimated using Weetabix depreciation expense for the three months ended December 31, 2017 (post-acquisition period) which reflected updated fair values and weighted average useful lives as a result of purchase accounting that occurred after the acquisition of Weetabix. The amounts, in local currency, were normalized over a nine month period and then translated to USD using the rates shown above.

(g)
Reflects adjustments of $28.0 and $11.8 to remove non-recurring transaction expenses recorded in the historical statements of operations of Post and Weetabix, respectively, which were directly attributable to the acquisition of Weetabix.

(h)
Reflects a pro forma amortization expense adjustment of $8.1. Fair values for $29.5 of definite-lived trademarks and approximately $186.4 for customer relationships with weighted average useful lives of approximately 16 years for definite-lived trademarks and approximately 20 years for customer relationships were used for the purpose of determining pro forma amortization expense. Fair values and weighted average useful lives were determined as a result of purchase accounting that occurred after the acquisition of Weetabix. Amortization expense was calculated in local currency and then translated to USD using the rates shown above.

(i)
As discussed in “Weetabix Basis of Pro Forma Presentation” above, the purchase consideration for the acquisition of Weetabix was $1,825.0. For the purpose of calculating pro forma interest expense, it was assumed that $825.0 was funded using cash on hand at October 1, 2015 and $1.0 billion from the issuance of a $1.0 billion Term Loan with an interest rate of 3.5%. Interest expense also included amortization of related debt issuance costs. An assumed 12.5 basis point increase or decrease in the weighted average interest rate would have resulted in an increase or decrease in “Interest expense, net” by approximately $1.0. In addition, Weetabix's historical interest expense was eliminated as a result of the Weetabix debt retirement at the time of closing the acquisition of Weetabix.

(j)
Income tax expense impacts related to Weetabix spare parts expense, incremental depreciation and amortization and reversal of historical transaction costs and interest expense as discussed in notes (e), (f), (g), (h), and (i) have been estimated using Weetabix's historical blended tax rate of approximately 20%, discussed in note (c). Income tax expense impacts related to the reversal of transaction costs and Post's incremental interest expense as discussed in notes (g) and (i) have been estimated using the Post historical statutory tax rate of approximately 38%.

(k)
Amounts in this column include pro forma adjustments related to Weetabix, as well as pro forma adjustments directly attributable to Post. These results are not indicative of the operating results of Weetabix on a stand-alone basis for the period presented.